UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 15, 2005

Date of Report

Golden Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25845	87-0385103
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit 979, 9/F, HITEC, 1 Trademart Drive, Kowloon Bay, Hong Kong

(Address of principal executive offices)

+852 3580 0105

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.              Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement

On November 17, 2005, Golden Health Holdings, Inc., a Nevada corporation (the “Registrant” or “Golden Health”) entered into a Sale and Purchase Agreement (the “Agreement”) with Joy Power International Holdings Limited, a Hong Kong corporation and wholly-owned subsidiary of the Registrant (“Joy Power”), and Dalian Fengming International Recreation Town Co., Ltd. (“Dalian Fengming”), which sets forth the terms and conditions of the acquisition of Dalian Fengming International Recreation Town (the “Recreation Town”) through the exchange of 100% of the beneficial ownership interests of Recreation Town for shares of preferred stock of the Registrant, such that Recreation Town would became wholly-owned by Joy Power.

On November 30, 2005, the Registrant entered into a revised Sale and Purchase Agreement (the “Revised Agreement”) with Joy Power, Dalian Fengming and Ms. Hoi-ho Kiu, President and Secretary of Joy Power and CEO and a Director of the Registrant which amended the sale consideration of Recreation Town to be 38 million renminbi (“RMB”) (approximately US$4.75 million) payable by Ms. Kiu in six months from the date of the Revised Agreement to Dalian Fengming.  Ms. Kiu will transfer 100% of the beneficial ownership interests of Recreation Town to Joy Power in exchange for 32,000,000 shares of common stock of the Registrant.  The Registrant will not issue the shares to Ms. Kiu until the Registrant receives written confirmation from Ms. Kiu that Dalian Fengming had the proper legal title of Recreation Town.

Section 2.              Financial Information

Item 2.01               Completion of Acquisition or Disposition of Assets

The Registrant estimates that the sale and purchase of Recreation Town will be completed in six months from the date of the Revised Agreement.  Recreation Town is a piece of undeveloped land located in a peninsula in Dalian, China.  Recreation Town was part of a large resort project originally planned to be developed by Dalian Fengming in 1992 which was never started due to lack of financing for development.  As such, Dalian Fengming intended to recover its original costs of investment in the real property of RMB 38 million (approximately US$4.75 million).  Recreation Town is being acquired by Joy Power from Ms. Hoi-ho Kiu, President and Secretary of Joy Power and CEO and a Director of the Registrant in exchange for 32,000,000 shares of common stock of the Registrant issued at US$0.148 per share calculated based on the purchase price of Recreation Town of US $4.75 million.

There were never any operations conducted with Recreation Town nor does the Registrant plan on conducting any operations on or with Recreation Town in the near future.

Section 3.              Securities and Trading Markets

Item 3.02               Unregistered Sales of Equity Securities

Pursuant to the Agreement, the Registrant shall issue 32,000,000 shares of common stock to Ms. Hoi-ho Kiu in exchange for 100% of the beneficial ownership interest of Recreation Town.  This transaction is exempt from the registration provisions of the Securities Act of 1933 (the “Act”) by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

Section 4.              Matters Related to Accountants and Financial Statements.

Item 4.01               Changes in Registrant’s Certifying Accountant.

Registrant had been without an audit firm since 2001 until its recent change in control as reported on Current Report on Form 8-K/A dated November 18, 2005.  On November 21, 2005, Registrant engaged Madsen & Associates CPA’s, Inc., Murray, Utah, as its audit firm subject to ratification by Registrant’s shareholders at its next annual shareholders meeting.  The new audit firm has not been consulted on the application of accounting principles of any specific completed or contemplated transaction of the Registrant nor have they been consulted on any type of audit opinion that might be rendered on the Registrant’s financial statements and either written or oral advice was provided that was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue.  To the best knowledge of current management of the Registrant, there were no disagreements with Registrant’s last audit firm.

Section 9.              Financial Statements and Exhibits

Item 9.01               Financial Statements and Exhibits

Exhibits.

10.1                 Sale and Purchase Agreement, dated November 17, 2005, among Golden Health Holdings, Inc., Joy Power International Holdings Limited and Dalian Fengming International Recreation Town Co., Ltd.

10.2                 Revised Sale and Purchase Agreement, dated November 30, 2005, among Golden Health Holdings, Inc., Joy Power International Holdings Limited Dalian Fengming International Recreation Town Co., Ltd. and Ms. Hoi-ho Kiu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2005

GOLDEN HEALTH HOLDINGS, INC.

By:	/s/ Hoi-ho Kiu
Name: Hoi-ho Kiu
Title: Director and CEO